Assignment of FEU Collapse/CIMC Teaming Agreement

May 31, 2021

RECITALS

WHEREAS, FEU Collapse, LLC, whose office is located at 1983 N. Berra Blvd., Tooele, UT 84074, entered into a "COLLAPSIBLE CONTAINER AND ACTUATOR AGREEMENT" (the "Agreement") with Dalian CIMC Special Logistics Equipment Co., LTD ("CIMC") on July 6, 2018 (attached as Exhibit A) for the manufacturing of a collapsible container and actuator;

WHEREAS, the Agreement allows FEU Collapse, LLC to assign its rights and obligations under Section 6.5;

AGREEMENT

Now, THEREFORE, for good and valuable consideration, FEU Collapse, LLC hereby assigns all rights and obligations under the Agreement to Collapsible Revolution, LLC ("CR"), a Wyoming limited liability company.

Collapsible Revolution, LLC agrees to be bound by all terms and conditions of the Agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement by and though the duly authorized and appointed Officer or Managing Member named below as of the Effective Date herein before designated.

FEU COLLAPSE, LLC

Drew D. Hall (signature) — 5-31-21

Drew D. Hall, Managing Member
FEU Collapse, LLC

Date

COLLAPSIBLE REVOLUTION, LLC

Drew D. Hall (signature) — 5-31-21

Drew D. Hall, Managing Member
Collapsible Revolution, LLC

Date

EXHIBIT A

COLLAPSIBLE CONTAINER AND ACTUATOR AGREEMENT

(BETWEEN FEU COLLAPSE, LLC & DALIAN CIMC)

COLLAPSIBLE CONTAINER AND ACTUATOR AGREEMENT

THIS COLLAPSIBLE CONTAINER AND ACTUATOR AGREEMENT ("Agreement") is entered into effective as of July 6th 2018 , 2018 the ("Effective Date"), by and between "FEU COLLAPSE, LLC", known as "PRINCIPAL", which could involve into one or more entities/operations, whose PRINCIPAL office is at 1983 N. Berra, Blvd., Tooele, UT 84074, and " DALIAN CIMC **SPECIAL** LOGISTICS EQUIPMENT CO., LTD, with PRINCIPAL offices located at DALIAN, Liaoning, China hereinafter referred to as ("DALIAN"). PRINCIPAL and DALIAN together shall hereinafter be referred as the "PARTIES".

RECITALS

WHEREAS, PRINCIPAL has previously discovered, developed and/or otherwise acquired rights in, to and under certain confidential methodologies, processes, and techniques referred to by PRINCIPAL as the "Collapsible Container Technology" and "Actuator Technology";

WHEREAS, the PARTIES anticipate that the Collapsible Container and Actuator Technologies can be used by PRINCIPAL to, among other things, materially increase the efficiency of transporting empty shipping Collapsible Containers;

WHEREAS, DALIAN has expertise and experience in the business of manufacturing, testing and marketing shipping Collapsible Containers, and has agreed to develop working prototypes of the Collapsible Container Technology and Actuator Technology;

WHEREAS, the PARTIES desire to enter into this Agreement in order to design, develop and manufacture four prototypes of the Collapsible Container Technology and one working prototype of the Actuator Technology, conduct internal tests to validate the performance of such Prototypes, and make any necessary or beneficial adjustments based on such tests; and conduct independent third party commercial performance tests using industry standard testing methods and equipment;

WHEREAS, prior to the execution of this Collapsible Container and Actuator Agreement, PARTIES will exchange all patent information as exhibits to this agreement, and which will include any patent pending filings both presently documented and to be filed in the future, with such intended filing information to be provided to all PARTIES prior to filings taking place. It is further understood that such filings by either PARTY will have provided by the non-filing PARTY full, expeditious and constructive assistance in such activity;

AGREEMENT

Now, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the PARTIES agree as follows:

1. DEVELOPMENT PROJECT

1.1 Objectives, Plans and Tasks: PRINCIPAL and DALIAN hereby agree that all work performed by either PARTY in furtherance of the Development of said Collapsible Container Technology

and Actuator Technology, including 'without limitation, any work performed prior to the Effective Date pursuant to the Confidentiality, Non-Circumvention and Non-Compete Agreement, shall be performed in accordance with and subject to the terms and conditions set forth in this Agreement. It is understood that objectives, plans and task as described herein, may be updated from time to time during the term of this Agreement.

1.2 Performance Standards. In performing the Development of the Collapsible Container and Actuator Technology, PRINCIPAL and DALIAN shall conduct their activities in compliance with all terms and conditions of this Agreement and all applicable laws, rules and regulations.

1.3 Subcontracting. DALIAN may subcontract all or portions of the Development Project, including any manufacturing of the Collapsible Container and Actuator Prototypes. Necessary Contracts from subcontractors, and manufacturer's employees shall obtain appropriate agreements (e.g., non-disclosure, confidentiality and assignment agreements) from its employees, contractors, agents, subcontractors and others whose services are required in the development of the Collapsible Container and Actuator Prototypes, sufficient to enable full compliance with all the provisions of this Agreement.

1.4 Periodic Reports. Comprehensive reports, preferably in the form of GANTT Chart/s, will be exchanged by the PARTIES as needed, but within no less than 10 days from either PARTIES written request. The PARTIES shall treat all contents of such information as Confidential (as defined below) except to the extent expressly authorized by this Agreement or otherwise permitted in writing by both PARTIES hereto.

2. COSTS

2.1 Development Project Funding: As part of this Agreement, DALIAN will provide PRINCIPAL with an all-inclusive estimated cost to manufacture and test four (4) Collapsible Container prototypes and one (1) Actuator prototype. PRINCIPAL and DALIAN will agree to the all-inclusive estimated cost prior to commencing manufacture of the four (4) Collapsible Container prototypes and one (1) Actuator prototype. PRINCIPAL will provide DALIAN with engineering drawings and specifications for the Collapsible Container and Actuator Technology from which DALIAN will calculate the all-inclusive estimated cost to manufacture and test the four (4) Collapsible Container prototypes and the one (1) Actuator prototype. A detailed cost estimate will be included as Addendum 1 to this Agreement. Thereafter, PRINCIPAL will pay a deposit to DALIAN of 50% of the agreed upon cost as detailed in Addendum 1 to this Agreement. Within thirty days (30) of completion of the manufacture and testing of the four (4) Collapsible Container prototypes and one (1) Actuator prototype, PRINCIPAL will pay the balance due (50%) within 30 days.

2.2 On-going Product Manufacturing Cost: Subsequent to the successful manufacture and testing of the Collapsible Container and Actuator prototypes, PRINCIPAL and DALIAN will negotiate to arrive at a initial cost to manufacture the Collapsible Container and Actuator at various levels of mass production of the Collapsible Container and Actuator. The cost to manufacture will include material costs, labor costs and an appropriate DALIAN profit margin (to be in the range of 10% of material and labor costs). Subsequent to identifying the initial cost to manufacture the Collapsible Container and Actuator, PRINCIPAL and DALIAN will enter into a standard manufacturing contract. Subject to DALIAN's ability

to manufacture at the level of market demand for the Collapsible Container and Actuator, DALIAN shall have the exclusive right to manufacture the Collapsible Container and Actuator. If DALIAN cannot manufacture at the level of market demand, PRINCIPAL will have the right to engage other third-party manufactures.

3. INTELLECTUAL PROPERTY

3.1 Work Products. For purposes of this Section 3, "Product Technology" means any and all inventions, discoveries, ideas, processes, utility models, prototypes, including, without limitation, Products Prototypes, compositions of matter, industrial designs, improvements to Products Technology, works of authorship, works in progress, mask works, technology, know-how, data, technical and business information, flowcharts, algorithms, designs, methodologies, techniques and/or tools which are conceived, reduced to practice, created, derived, developed, improved or made prior and/or during the Term by either PARTY, its employees, contractors and/or agents, whether alone, jointly by the PARTIES, or in conjunction with others, and whether during regular hours of work or otherwise, which pertain to the Product Technology, products, Prototypes, and otherwise arise out of the Development Project.

3.2 Assignment of technology. PRINCIPAL and DALIAN mutually agree that all Product Technology will be exchanged in a timely manner for the mutual benefit of expediting the development and successful product completion by DALIAN to the extent that products are ready for manufacturing and distribution throughout the shipping world.

3.2a No assignment/s can be made without the formal acceptance by the assignees in compliance with the this Agreement, and that all PARTIES are bound by all terms and conditions contained within the Agreement as originally executed by PRINCIPAL and DALIAN. Information must be provided to DALIAN about the assignee, before such assignment/s can be affected. DALIAN will have 10 days from receipt of designated assignee's to determine the assignment as agreeing to all the terms of the Agreement. No answer within ten days will constitute approval.

3.3 It is understood that in consideration of past and continued efforts by DALIAN in product development, testing and manufacturing both the Collapsible Container and Actuator (Products Technology), and provided the terms of this Agreement are fully honored, PRINCIPAL herein grants to DALIAN the exclusive rights to manufacture both the Collapsible Container and Actuator. Further conditions for such exclusivity are that manufacturer must maintain competitive cost of products.

3.3a In the event that DALIAN initiates and successfully markets the product, such sales would include a royalty to DALIAN in the amount yet to be determined, but would be within a range normal within the industry.

3.3b In the event DALIAN defaults on this agreement and is not able to cure the default within 30 days notice by PRINCIPAL, and providing PRINCIPAL continues to use DALIAN's patents, PRINCIPAL must provide reasonable compensation to manufacturer in the amount to be determined. Or, PRINCIPAL would have the option to release the patents to manufacturer to use as they wish with the proviso that none of the patents

can be used for the purpose of constructing Collapsible Containers and actuators by them or by assignment to any other manufacturer.

Patent of DALIAN is owned by DALIAN and will not be used by others without permission.

3.4 Further, since there will be a major investors providing resources both in funding and international marketing, it is necessary that all Products Technology, including that which be uniquely created by DALIAN, be shared with PRINCIPAL and/or their assignees/s for their use. Patent of DALIAN is owned by DALIAN, which cannot be transferred to or used by others without DALIAN's permission. DALIAN would charge royalty and expense of know-how when authorizing other manufacturers to build this product. Purpose is to provide the investors and business plan to be both implemented and succeed. This would include any patents filed by DALIAN as inventor, or by PRINCIPAL naming DALIAN as co-inventor.

3.5 It is further understood that if in the event that PRINCIPAL elects to cease any further interest in having the Product Technology manufactured and marketed, and there is no conceivable likelihood that continued activity will take place, PRINCIPAL will provide DALIAN full and unrestricted use thereafter of their registered patents. Such provision will be in written form by PRINCIPAL within 90 days following PRINCIPALs acknowledgment of terminating projects. If DALIAN uses PRINCIPAL's technology, they will provide reasonable compensation as outlined in 3.3b

3.6 **Books and Records Related to PRINCIPAL's Work Product.** DALIAN shall keep and maintain current and reasonably complete written records of all PRINCIPAL Work Product technology and its development made by DALIAN (solely or jointly with others) during the term of this Agreement. DALIAN shall expeditiously (i) execute and acknowledge any document necessary to (A) effectuate or otherwise carry out the intent of and/ or any of the provisions of this Agreement, (B) cooperate as necessary with PRINCIPAL, to obtain, renew, protect, preserve, secure, evidence, record or enforce any and all rights, title and interest in and to the PRINCIPAL Technology and/or Work Product and any PRINCIPAL related Intellectual Property Rights. DALIAN shall also cooperate, without additional cost to DALIAN, in PRINCIPAL's defense of any inquiry, investigation or claim seeking to invalidate any of PRINCIPAL's rights in its PRINCIPAL Technology and/or PRINCIPAL Work Product and any PRINCIPAL related Intellectual Property Rights. DALIAN further agrees to and shall (ii) provide and deliver to an appropriate officer of PRINCIPAL without any additional compensation, all PRINCIPAL Work Product in tangible form and all other documents, papers, sketches, drawings, models, reports, graphs, surveys, notes, compilations, apparatus, data, computer files and disks, and other tangible material pertaining to or in any way embodying any PRINCIPAL Work Product.

3.7 **Designation of PRINCIPAL as Attorney-In-Fact for DALIAN.** If, DALIAN (i) fails to execute or acknowledge any document that it is required to execute pursuant to this Section 3 within a time frame that does not endanger or limit the ongoing operation (including, without limitation, any document that PRINCIPAL determines is necessary or advisable in connection with obtaining, renewing, protecting, preserving, evidencing, recording or enforcing any patents, copyrights, moral rights, mask works, trademarks or trade secrets), or (ii) fails to take any action that it is required to take pursuant to this Section 3. Full discussion will be required between PRINCIPALs and DALIAN on a case by case "Designation of PRINCIPAL as Attorney-In-Fact for DALIAN"

3.8 Treatment of Product Technology. DALIAN agrees to treat all Work Product Technology hereunder as Confidential Information except to the extent expressly authorized by this Agreement or otherwise permitted in writing by PRINCIPAL.

3.8a Whatever technology has, or shall be originated by PRINCIPAL will remain PRINCIPAL's, and whatever has, or shall be originated by DALIAN shall remain DALIAN's. DALIAN will not use PRINCIPAL's technology in other Collapsible Containers, but has the right to use his own technology in other products

3.8b Market Protection. DALIAN would not use PRINCIPAL patents to build similar 40' Collapsible Containers or actuators for themselves or others, but would be released from this restriction in the event PRINCIPALs breached the agreement and were not able to resolve the issues within the time period as stated within paragraph 4.1 of this agreement

3.9 Patent Matters. DALIAN and PRINCIPAL shall promptly notify each other in writing of any Work Products Technology conceived by either PARTY during the Term.

3.10 Trademarks. No right is granted herein to either PARTY to the other PARTY hereto to use any "Identification" (such as, but not limited to, trade names, trademarks, trade devices, service marks or symbols, and abbreviations, contractions or simulations thereof) owned by or used to identify the other PARTY or any of its affiliates or any of its or their products, services or organizations; and that, with respect to' the subject matter of this Agreement, each PARTY agrees that it will not, without the prior written permission of the other PARTY, (i) use the other PARTY's Identification in advertising, publicity, packaging, labeling or in any other manner to identify itself or any of its products, services or organizations or (ii) represent directly or indirectly that any product, service or organization of it is a product, service or organization of the other PARTY hereto or any of its affiliates, or that any product or service of it is made in accordance with or utilizes any information of the other PARTY or any of its affiliates.

4. TERM AND TERMINATION

4.1 Termination. Either PARTY shall have the right to terminate this Agreement upon thirty (30) days prior written notice if the other PARTY is in material breach of any of its obligations under this Agreement and such breach remains uncured by the end of such 30-day notice period. However, if the PARTY causing the material breach is actively and expeditiously pursuing a cure of the breach, an extension of time that would be reasonable could be granted by the PARTY not in breach of the agreement.

4.2 Surviving Obligations. The expiration or any termination of this Agreement shall not relieve the PARTIES of any obligation accruing prior to such expiration or termination.

5. INDEMNITY

5.1 Each PARTY agrees to indemnify the other PARTY from any claims caused by (i) the negligence or intentional misconduct of the PARTY, (ii) the PARTY's failure to comply with any of its representations or

obligations hereunder, or (iii) any damage to property and injuries (including death) to any persons, caused by the PARTY, except to the extent such claim is covered by an indemnification obligation of the other PARTY.

5.2 The indemnifying PARTY shall have the right to participate in, and, to the extent it has acknowledged in writing its indemnification obligation with respect to a claim, to assume control of the defense of such claim with counsel mutually satisfactory to the PARTIES, including the right to settle, except that the indemnifying PARTY shall not, without the indemnified PARTY's prior written consent, settle any such claim if such settlement contains an admission of liability or wrongdoing on the part of the indemnified PARTY or imposes any obligation on the indemnified PARTY or otherwise restricts the indemnified PARTY's right to use and/or commercially exploit proprietary technology.

6. GENERAL PROVISIONS

6.1 **Governing Law.** This Agreement shall be governed in all respects by the laws of Hong Kong.

6.2 **Force Majeure.** Neither PARTY shall be liable for any loss, damage, delay or failure of Performance resulting directly or indirectly from any cause, which is beyond its reasonable control, including but not limited to acts of God, riots, civil disturbances, wars, states of belligerency or acts of the public enemy, strikes, work stoppages, or the laws, regulations, acts or failure to act of any governmental authority.

6.3 **Relationship between the PARTIES.** The PARTIES' relationship is, for purpose of performance of this Agreement, solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the PARTIES. The PARTIES hereto hereby agree that this Agreement has been entered into on an arm's length basis.

6.4 **Invalidity.** In the event that anyone or more of the provisions contained in this Agreement or in any other document or instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such document or instrument.

6.5 **Assignment.** DALIAN understands and agrees that the Development Project involves highly specialized research and development services to be performed by certain identified personnel employed by DALIAN. As such, this Agreement shall be considered a services contract and DALIAN shall not assign this Agreement without PRINCIPAL'S prior written consent, with such consent not to be unreasonably withheld. For reasons expressed above, i.e., Investors and business plan requirement, PRINCIPAL may assign its rights or obligations hereunder to an affiliate/s, or successor/s-in-interest to its Collapsible Container and Actuator Products, providing they are bound by all terms and conditions of this Agreement.

6.6 **Entire Agreement; Modification.** This Agreement, including certain exhibits attached hereto, shall supersede all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning the subject matter of this Agreement. No rights or licenses with

respect to any intellectual property of either PARTY are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. No trade customs, courses of dealing or courses of performance by the PARTIES shall be relevant to modify or supplement any term(s) used in this Agreement. This Agreement may only be modified or supplemented in writing expressly stated for such purpose and signed by the PARTIES to this Agreement. No waiver of any provision of this Agreement shall be valid unless in writing signed by the PARTIES.

6.7 **No Waiver.** Any failure on the part of a PARTY to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of any right of such PARTY thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

6.8 The final agreement will be converted to the Chinese language, with the understanding that due to possible differences in interpretation, the English version will prevail.

6 .9 **Arbitration.** All claims and disputes arising under or relating to this Agreement are to be settled by binding arbitration in Hong Kong, or another location mutually agreeable to the PARTIES. Any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation for all conclusions of law and fact and shall include the assessment of costs, expenses, and reasonable attorneys' fees. Any such arbitration shall be conducted by an arbitrator experienced in business law, and shall include a written record of the arbitration hearing. The PARTIES shall each submit the names of two arbitrators, and will expeditiously agree on the final selection. An award of arbitration may be confirmed in a court of competent jurisdiction

6.10 **Notices.** All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by (a) a nationally recognized courier service guaranteeing next-day or two-day delivery, charges prepaid; or (b) facsimile (with original promptly sent by any of the foregoing manners). Any such notices shall be addressed to the receiving PARTY at such PARTY'S address as shown below, or at such other address as may from time to time be furnished by similar notice by either PARTY. All notices shall be effective upon such personal delivery two (2) days after delivery to such courier or upon transmission by facsimile, as the case may be. Copies shall be sent in the same manner as originals.

6.11 **Counterparts.** This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each PARTY and delivered to the other PARTY.

6.12 **Signatures.** Signature authority for FEU Collapse, LLC is provided to Drew D. Hall (or his assignee), unless due to circumstances requiring approvals when Drew D. Hall, with reasonable notice, cannot be available. In which case, Joe Maggio or Alex Bellehumeur will be provided with such signature authority.

Signature Section on next page:

IN WITNESS WHEREOF, the **PARTIES** hereto have duly executed this Agreement by and through the duly authorized and appointed officer named below as of the Effective Date herein before designated.

PARTIES:

DALIAN

Name: 张建英

Title: Manager

Signature: 张建英

Email: yanfang.zhang@gmail.com

Address: Dalian Free Trade Zone TY B-2, Dalian, CHINA 116600

PRINCIPAL

Name: Drew D. Hall

Title: Managing Member

Signature: Drew D. Hall

Email: drewdhall@comcast.net

Address: 1983 N. Berra Blvd. Tooele, UT 84074

PRINCIPAL'S DALIAN PRINCIPAL